                                                                    Exhibit 99.1


    CENDANT SELLS ITS NATIONAL CAR PARKS UNIT FOR (POUND)820 MILLION In Cash

         Cendant to Use Proceeds to Expand Core Businesses in Europe and
                   Complete Funding of Class Action Settlement


NEW YORK, NY, MAY 22, 2002 - Cendant Corporation (NYSE: CD) today announced that it has completed the sale of its National Car Parks unit to Parking International Ltd for total consideration of (pound)820 million (approximately $1.2 billion) in cash. NCP is the largest private operator of car parking in the United Kingdom. Cendant acquired NCP and Green Flag, a roadside assistance business, in 1998.

In addition to the (pound)820 million of proceeds from the sale of NCP, Cendant generated approximately (pound)250 million from the sale of Green Flag in the fourth quarter of 1999 and retained considerable cash flow from the operations of NCP during its period of ownership.

Cendant's Chairman, President and CEO, Henry R. Silverman, stated: "We intend to use the proceeds from the sale to expand Cendant's core businesses in travel and residential real estate services in Europe and to fund the remaining class action liability."

"This marks the conclusion of a very successful investment in the UK car parking business. More importantly, with the funding of the class action liability now behind us, we can unlock our more than $2 billion of annual free cash flow to build shareholder value," Silverman concluded.

Group Managing Director of Cendant Europe, Scott Forbes, said: "NCP's strong, reliable cash flows facilitated Cendant's entry into Europe and helped finance several core international travel industry acquisitions, which have included Holiday Cottages Group, Novasol, Cuendet, Galileo EMEA, Galileo Sigma and RCI licensees outside of North America. Under Cendant's ownership, NCP has been transformed from a property-led organization into a true provider of parking and other town center management services."

The sum of Cendant's projected 2002 adjusted EPS from continuing operations and EPS from discontinued operations is unchanged at $1.36. In accordance with generally accepted accounting principles (GAAP) in the United States, NCP's results will be reclassified as results from discontinued operations for all periods. Approximately $0.05 earnings per share in 2002 will therefore be reclassified from "earnings from continuing operations" to "earnings from discontinued operations." As a result, Cendant's prior projection of adjusted EPS from continuing operations for full-year 2002 of $1.36 and zero from discontinued operations becomes $1.31 adjusted EPS from continuing operations and $0.05 EPS from discontinued operations.

Cendant's projection of adjusted EPS for second-quarter 2002 of $0.36 becomes adjusted EPS from continuing operations of $0.34 and EPS from discontinued operations of $0.02. The Company's prior projections of adjusted EPS of $0.39 in third quarter 2002 and $0.27 in fourth quarter 2002 remain unchanged compared with EPS projections for continuing operations, as the Company anticipates that lower interest expense and/or accretive acquisitions from the use of proceeds will approximate the estimated earnings of NCP in those periods.

Adjusted earnings per share exclude the results of discontinued operations, as well as certain non-recurring or unusual items and acquisition-related costs. Earnings from discontinued operations exclude any gain or loss on the disposition of such operations. Adjusted EPS is a non-GAAP measure in the United States, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and results of operations for the Company's core businesses. Adjusted EPS should be viewed in addition to the Company's reported results and not in lieu of reported results. Free cash flow is a measure used by management to evaluate liquidity and financial condition and represents cash available for the repayment of debt and other corporate purposes such as acquisitions and investments. Free cash flow is a non-GAAP measure in the United States and should not be construed as a substitute for income or cash flow from operations in measuring operating results or liquidity.

NCP is the UK's largest car parking operator and owns or manages over 500 car parks across the major cities and towns of the UK, as well as at major UK airports. In addition to off-street parking operations, NCP also provides on-street parking enforcement services and other town center parking and traffic management services to local authorities in the UK.

Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant's Form 10-Q for the period ended March 31, 2002.

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 70,000 employees, New York City based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.Cendant.com.

About Parking International Ltd

Parking International Ltd is a company formed for the purpose of acquiring NCP. The debt finance for Parking International Ltd has been arranged by The Royal Bank of Scotland. It is expected that Cinven, subject to regulatory approval, will be the major shareholder in Parking International Ltd.


CENDANT MEDIA CONTACTS:                        CENDANT INVESTOR CONTACTS:
Elliot Bloom (In the US)                       Sam Levenson
212-413-1832                                   212-413-1834

Neil Bennett or Neil Garnett (In the UK)       Hank Diamond
011 44 207 554 1400                            212-413-1920